UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2010 (November 12, 2010)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The information included, or incorporated by reference, in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 12, 2010, Genesis Energy, L.P. (the “Partnership”), Genesis Energy Finance Corporation (together with the Partnership, the “Issuers”) and certain subsidiary guarantors entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of a group of initial purchasers named in the Purchase Agreement, in connection with the Issuers’ private placement of senior notes.

The Purchase Agreement provides for, among other things, the issuance and sale by the Issuers of $250 million in aggregate principal amount of 7  7/8% senior unsecured notes due 2018 (the “Notes”). The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered and issued only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

The Purchase Agreement provides that the obligations of the initial purchasers to purchase the Notes are subject to receipt of legal opinions by counsel and to other customary conditions. The initial purchasers are obligated to purchase all the Notes if they purchase any of the Notes. The Issuers have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make because of any of those liabilities. The Issuers also agreed not to issue certain debt securities for a period of 90 days after November 12, 2010 without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, the Purchase Agreement contemplates the execution of a registration rights agreement relating to the notes.

The Issuers intend to use the net proceeds from this offering to finance in part the approximately $330 million purchase price and related transaction costs for the previously announced pending acquisition of a 50% equity interest in the Cameron Highway Oil Pipeline Company. The net proceeds from the offering will be placed in escrow pending the closing of the acquisition. If the acquisition is not completed, the Issuers will be required to redeem all of the notes.

The Purchase Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Purchase Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

A copy of the Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the Purchase Agreement contained herein is qualified in its entirety by the full text of such exhibit.

From time to time, certain of the initial purchasers and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The initial purchasers and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of the initial purchasers are lenders under our credit agreement.

Item 8.01	Other Events.

On November 12, 2010, the Partnership issued a press release pursuant to Rule 135c of the Securities Act announcing the pricing of the Notes. The press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

10.1	Purchase Agreement dated November 12, 2010 among Genesis Energy, L.P., Genesis Energy Finance Corporation, certain subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein.

99.1	Press release of Genesis Energy, L.P. dated November 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: November 18, 2010	By:	/s/ ROBERT V. DEERE
Robert V. Deere Chief Financial Officer

EXHIBIT INDEX

10.1	Purchase Agreement dated November 12, 2010 among Genesis Energy, L.P., Genesis Energy Finance Corporation, certain subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein.

99.1	Press release of Genesis Energy, L.P. dated November 12, 2010.